Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 8, 2021, with respect to the financial statements of BNY Mellon Alcentra Opportunistic Global Credit Income Fund, included herein and to the reference to our firm under the heading “Legal Opinions and Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

December 9, 2021